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                                                                       EXHIBIT i

               (BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD)


                                                                 August 27, 2003


Short-Term Investments Trust
11 Greenway Plaza, Suite 100
Houston, TX  77046-1173

                  Re:  Short-Term Investments Trust
                       Registration Statement on Form N-1A

Ladies and Gentlemen:

         We have acted as counsel to Short-Term Investments Trust, a statutory trust organized under the laws of the State of Delaware (the "Trust") and registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, series management investment company.

         The Board of Trustees of the Trust has deemed it advisable for the Trust to acquire all of the assets and assume all of the liabilities of each of the three series portfolios of Short-Term Investments Co. (the "Company"), a Maryland corporation (each, a "Predecessor Fund" and, collectively, the "Predecessor Funds"), pursuant to an Agreement and Plan of Reorganization (the "Reorganization").

         This opinion is given in connection with the filing by the Trust of Post-Effective Amendment No. 45 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and Amendment No. 46 to such Registration Statement under the 1940 Act (collectively, the "Registration Statement") relating to the registration of (i) an indefinite number of Institutional Class shares of beneficial interest, par value $0.01 per share (the "CAP Shares"), of Cash Assets Portfolio, (ii) an indefinite number of Cash Management Class, Institutional Class, Personal Investment Class, Private Investment Class, Resource Class, Reserve Class and Sweep Class shares of beneficial interest, par value $0.01 per share (the "LAP Shares"), of Liquid Assets Portfolio and (iii) an indefinite number of Cash Management Class, Institutional Class, Personal Investment Class, Private Investment Class, Resource Class, Reserve Class and Sweep Class shares of beneficial interest, par value $0.01 per share (the "STIC Prime Shares" and, together with the CAP Shares and the LAP Shares, the "Shares" ), of STIC Prime Portfolio (together with Cash Assets Portfolio and Liquid Assets Portfolio, the "New Funds").



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Short-Term Investments Trust
August 27, 2003
Page 2


         In connection with our giving this opinion, we have examined copies of the Trust's Restated Certificate of Trust, Amended and Restated Agreement and Declaration of Trust, as amended (the "Trust Agreement"), and resolutions of the Board of Trustees adopted July 30, 2003, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectuses for each New Fund, which are included in the Registration Statement, substantially in the form in which they are to become effective (the "Prospectuses"). As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

         Based on the foregoing and provided that the shareholders of the Company approve the Reorganization and that the Registration Statement becomes effective, we are of the opinion that (i) the Shares of each New Fund to be issued to shareholders of the corresponding Predecessor Fund in the Reorganization, upon receipt of the consideration set forth in the Agreement and Plan of Reorganization, will be validly issued, fully paid and nonassessable; and (ii) the Shares to be offered for sale pursuant to the Prospectuses are duly authorized and, when sold, issued and paid for as described in the Prospectuses, will be validly issued, fully paid and nonassessable.

         We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the Delaware Statutory Trust Act.

         Both the Delaware Statutory Trust Act and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of a New Fund for all loss and expense of any shareholder held personally liable for the obligations of that New Fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a New Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption "Investment Advisory and Other Services - Other Service Providers - Counsel to the Trust" in the Statements of Additional Information for Liquid Assets Portfolio and STIC Prime Portfolio and to the use of our name and to the reference to our firm under the caption "Investment Advisory and Other Services - Counsel to the Trust" in the Statement of Additional Information for Cash Assets Portfolio, all of which are included in the Registration Statement.


                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP